Indiana Community BANCORP

NEWS RELEASE

For Immediate Release		April 29, 2009

Contacts:	John K. Keach, Jr.	Mark T. Gorski
	Chairman	Executive Vice President
	Chief Executive Officer	Chief Financial Officer
	(812) 373-7816	(812) 373-7379

INDIANA COMMUNITY BANCORP ANNOUNCES
FIRST QUARTER EARNINGS

(Columbus, In) – Indiana Community Bancorp (the "Company") (NASDAQ: INCB), the holding company of Indiana Bank and Trust Company of Columbus, Indiana (the “Bank”), today announced quarterly earnings of $440,000 or $0.05 diluted earnings per common share compared to $1,419,000 or $0.42 diluted earnings per common share a year earlier.  The decrease in net income compared to the prior year was primarily due to an increase in provision for loan losses of $1.7 million to $2.1 million for the quarter compared to $360,000 for the prior year.  The Company increased the provision for loan losses to cover net charge offs for the quarter of $1.8 million and to increase the overall allowance for loan losses in light of the challenging economic cycle.   Chairman and CEO John Keach, Jr. stated, “The economic climate certainly remains challenging.  However, we continue to be profitable and we remain focused on the steps necessary to strengthen our Company.  Our core principles have served us well and position us to weather this economic storm.”  Executive Vice President and CFO Mark Gorski added, “Growth in core deposits is one of the most important components to enhancing our core franchise and we are very pleased with the $41.6 million increase in retail deposits during the first quarter.”

Balance Sheet

Total assets reached $1.0 billion as of March 31, 2009, an increase of $32.6 million from December 31, 2008.  Total loans were flat for the quarter.  Commercial and commercial mortgage loans increased $11.7 million for the quarter while residential mortgage loans and consumer loans decreased $12.0 million for the quarter.  Residential mortgage loan origination volume was up substantially due to significant refinance activity resulting from low interest rates.  As substantially all new mortgage loans are being sold in the secondary market, residential mortgage balances continue to decline.  In addition, the refinance activity resulted in reductions to home equity and second mortgage loans as these balances were combined with the first mortgage when the refinancing occurred.

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Indiana Community Bancorp
First Quarter Earnings

Total retail deposits increased $41.6 million for the quarter.  This substantial growth in retail deposits occurred in all categories as demand deposits increased $4.4 million, interest bearing transaction accounts increased $26.8 million and certificates of deposit increased $10.4 million.  The Bank has seen deposit growth from individual accounts, business accounts and public entity accounts across the entire market footprint.  Management believes that deposit growth reflects customer preference for insured bank deposits which provide safety of principal balance plus interest.

Total FHLB advances and short term borrowings decreased $12.3 million for the quarter.  The increase in retail deposits provided a source for the repayment of FHLB advances and short term borrowings during the quarter.

As of March 31, 2009, shareholders’ equity was $92.2 million.  The Company’s total risk based capital ratio was 13.5% which exceeded the threshold of 10.0% defined by the regulators as well capitalized.

Asset Quality

Provision for loan losses totaled $2.1 million for the quarter representing a significant increase over the first quarter of 2008.  The increase in provision for loan losses was primarily due to high levels of net charge offs during the first quarter.  Net charge offs were $1.8 million for the first quarter and included a $1.4 million write down of a $3.0 million loan which had previously been classified as non-performing to a manufacturing business in southeast Indiana which discontinued operations during the quarter.  This compares to net charge offs of $289,000 for the first quarter of 2008.  Total non-performing assets decreased $934,000 to $26.8 million at March 31, 2009 compared to $27.7 million at December 31, 2008.  Non-performing assets to total assets decreased to 2.67% at March 31, 2009 compared to 2.86% at December 31, 2008.  The ratio of the allowance for loan losses to total loans was 1.12% at March 31, 2009 compared to 1.07% at December 31, 2008.

Net Interest Income

Net interest income was flat at $6.9 million for the quarter.  Net interest margin for the quarter was 3.19%, which represented a decrease of 6 basis points compared to the first quarter of 2008 and a 9 basis point decrease compared to the fourth quarter of 2008.  The decrease in net interest margin for the quarter was primarily the result of a significant reduction in interest rates late in 2008.  The Federal Reserve cut the Federal Funds rate to an historic low of 0.25% in December 2008.  As the Federal Funds rate and interest rates overall remained low during the first quarter, the rates on the Bank’s interest earning assets decreased.  However, due to historic low rates, the pricing of many of the Bank’s deposit products could not be reduced at the same pace as reductions in the rates on interest earning assets.  Management anticipates the net interest margin to decrease in the second quarter due partially to the increase in retail deposits.  While the increase in deposits enhances the franchise value of the Company, the influx of deposits is outpacing loan demand and in the short term, the yield on alternative investments will negatively impact net interest margin.

Non Interest Income

Non interest income decreased $41,000 for the quarter.  Gain on sale of loans increased $659,000 for the quarter and service fees on deposit accounts decreased $41,000 for the quarter.  The increase in the gain on sale of loans resulted primarily from a significant increase in origination volumes due to refinance activity that began late in 2008.  The Bank discontinued offering brokerage services in September 2008.  Brokerage fee income totaled $471,000 in the first quarter of 2008.

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Indiana Community Bancorp
First Quarter Earnings

Non Interest Expenses

Non interest expenses decreased $182,000 to $7.2 million for the quarter.  Compensation and employee benefits expense decreased $591,000 or 13.8% for the quarter.  Three primary factors contributed to the decrease in compensation and benefits:  1) the Company froze its defined benefit pension plan effective April 1, 2008 resulting is an expense reduction of $239,000 for the quarter, 2) the Company reduced its workforce by approximately 10% in the third quarter of 2008 resulting in an expense reduction of approximately $200,000 for the quarter and 3) the Company discontinued offering brokerage services effective September 2008 resulting in an expense reduction of $267,000 for the quarter.  These decreases to compensation and employee benefits were partially offset by an increase in mortgage commissions of $218,000 as a result of increased mortgage volumes discussed above.  Marketing expense decreased $139,000 for the quarter due to the timing of advertising associated with the name change which occurred in the first quarter of 2008.  The Company anticipates total marketing cost for 2009 to be approximately 20% less than the average marketing expense over the previous 2 years.  Miscellaneous expense increased $549,000 for the quarter due primarily to an increase in problem loan workout related costs which increased $336,000 and an increase in the FDIC insurance expense of $280,000.  The increase in problem loan workout related costs for the quarter included approximately $217,000 in costs associated with the large charge off referenced above.

Indiana Community Bancorp is a bank holding company registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), which has been authorized by the Federal Reserve to engage in activities permissible for a financial holding company.  Indiana Bank and Trust Company, its principal subsidiary, is an FDIC insured state chartered commercial bank.  Indiana Bank and Trust Company was founded in 1908 and offers a wide range of consumer and commercial financial services through 20 branch offices in central and southeastern Indiana.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include expressions such as “expects,” “intends,” “believes,” and “should,” which are necessarily statements of belief as to the expected outcomes of future events.  Actual results could materially differ from those presented.  Indiana Community Bancorp undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. The Company’s ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company’s most recent annual report on Form 10-K, which disclosures are incorporated by reference herein.

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INDIANA COMMUNITY BANCORP
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	March 31,	December 31,
	2009	2008

Assets:
Cash and due from banks	$66,154	$22,352
Interest bearing demand deposits	2,027	234
Cash and cash equivalents	68,181	22,586
Securities available for sale at fair value (amortized cost $75,542 and $90,957)	76,116	91,096
Securities held to maturity at amortized cost (fair value $3,741 and $3,884)	4,375	4,467
Loans held for sale (fair value $5,843 and $2,907)	5,743	2,856
Portfolio loans:
Commercial loans	228,690	221,766
Commercial mortgage loans	339,105	334,367
Residential mortgage loans	113,719	120,227
Second and home equity loans	100,519	104,084
Other consumer loans	18,628	20,532
Unearned income	(161)	(241)
Total portfolio loans	800,500	800,735
Allowance for loan losses	(8,927)	(8,589)
Portfolio loans, net	791,573	792,146

Premises and equipment	15,151	15,323
Accrued interest receivable	3,541	3,777
Goodwill	1,394	1,394
Other assets	35,851	35,728
TOTAL ASSETS	$1,001,925	$969,373

Liabilities and Shareholders’ Equity:
Liabilities:
Deposits:
Demand	$76,109	$71,726
Interest checking	119,676	110,944
Savings	42,834	40,862
Money market	172,600	156,500
Certificates of deposits	324,869	314,425
Retail deposits	736,088	694,457
Brokered deposits	4,523	5,420
Public fund certificates	14,519	10,762
Wholesale deposits	19,042	16,182
Total deposits	755,130	710,639

FHLB advances	122,363	129,926
Short term borrowings	-	4,713
Junior subordinated debt	15,464	15,464
Other liabilities	16,794	16,619
Total liabilities	909,751	877,361

Commitments and Contingencies

Shareholders' equity:
No par preferred stock; Authorized: 2,000,000 shares
Issued and outstanding: 21,500 and 21,500	20,981	20,962
No par common stock; Authorized: 15,000,000 shares
Issued and outstanding: 3,358,079 and 3,358,079	21,012	20,985
Retained earnings, restricted	50,500	50,670
Accumulated other comprehensive loss, net	(319)	(605)

Total shareholders' equity	92,174	92,012

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,001,925	$969,373

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INDIANA COMMUNITY BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended
	March 31,
	2009	2008
Interest Income:
Short term investments	$7	$301
Securities	821	684
Commercial loans	2,754	3,421
Commercial mortgage loans	4,828	4,501
Residential mortgage loans	1,798	2,350
Second and home equity loans	1,278	1,681
Other consumer loans	390	507
Total interest income	11,876	13,445

Interest Expense:
Checking and savings accounts	273	362
Money market accounts	474	1,077
Certificates of deposit	2,768	3,475
Total interest on retail deposits	3,515	4,914

Brokered deposits	56	111
Public funds	52	23
Total interest on wholesale deposits	108	134
Total interest on deposits	3,623	5,048

FHLB advances	1,188	1,262
Junior subordinated debt	136	245
Total interest expense	4,947	6,555

Net interest income	6,929	6,890
Provision for loan losses	2,098	360
Net interest income after provision for loan losses	4,831	6,530

Non Interest Income:
Gain on sale of loans	1,062	403
Investment advisory services	-	471
Service fees on deposit accounts	1,454	1,495
Loan servicing income, net of impairment	133	125
Miscellaneous	394	590
Total non interest income	3,043	3,084

Non Interest Expenses:
Compensation and employee benefits	3,678	4,269
Occupancy and equipment	1,032	1,056
Service bureau expense	479	456
Marketing	216	355
Miscellaneous	1,828	1,279
Total non interest expenses	7,233	7,415

Income before income taxes	641	2,199
Income tax provision	201	780
Net Income	$440	$1,419

Basic earnings per common share	$0.05	$0.42
Diluted earnings per common share	$0.05	$0.42

Basic weighted average number of shares	3,358,079	3,364,463
Dilutive weighted average number of shares	3,358,079	3,375,275
Dividends per share	$0.120	$0.200

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Supplemental Data:	Three Months Ended
(unaudited)	March 31,
	2009	2008
Weighted average interest rate earned on total interest-earning assets	5.47%	6.35%
Weighted average cost of total interest-bearing liabilities	2.32%	3.16%
Interest rate spread during period	3.15%	3.19%

Net interest margin (net interest income divided by average interest-earning assets on annualized basis)	3.19%	3.25%
Total interest income divided by average total assets (on annualized basis)	4.91%	5.87%
Total interest expense divided by average total assets (on annualized basis)	2.05%	2.86%
Net interest income divided by average total assets (on annualized basis)	2.86%	3.01%

Return on assets (net income divided by average total assets on annualized basis)	0.18%	0.62%

Return on equity (net income divided by average total equity on annualized basis)	1.93%	8.37%

	March 31,	December 31,
	2009	2008

Book value per share outstanding	$21.00	$20.98

Nonperforming Assets:
Loans: Non-accrual	$22,265	$22,534
Past due 90 days or more	-	518
Restructured	1,049	1,282
Total nonperforming loans	23,314	24,334
Real estate owned, net	3,432	3,335
Other repossessed assets, net	33	44
Total Nonperforming Assets	$26,779	$27,713

Nonperforming assets divided by total assets	2.67%	2.86%
Nonperforming loans divided by total loans	2.91%	3.04%

Balance in Allowance for Loan Losses	$8,927	$8,589

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